Exhibit 10.1

SECOND AMENDMENT TO RESTRUCTURING SUPPORT AGREEMENT

THIS SECOND AMENDMENT TO RESTRUCTURING SUPPORT AGREEMENT (this “Amendment”), dated as of April 28, 2017, is entered into by and among (a) Nuverra Environmental Solutions, Inc. (“Nuverra”) and Heckmann Water Resources Corporation, Heckmann Water Resources (CVR) Inc., 1960 Well Services, LLC, HEK Water Solutions, LLC, Appalachian Water Services, LLC, Badlands Power Fuels, LLC (a Delaware limited liability company), Badlands Power Fuels LLC (a North Dakota limited liability company), Landtech Enterprises, L.L.C., Badlands Leasing, LLC, Ideal Oilfield Disposal, LLC, Nuverra Total Solutions, LLC, NES Water Solutions, LLC and Heckmann Woods Cross, LLC (such entities, together with Nuverra, the “Company”); and (b) the undersigned holders of the 2021 Notes (together with their respective successors and permitted assigns under this Agreement, collectively, the “Supporting Noteholders”). The Company and the Supporting Noteholders are referred to herein as the “Parties”. Capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Restructuring Support Agreement (as defined below).

RECITALS

WHEREAS, the Parties are party to that certain Restructuring Support Agreement, dated as of April 9, 2017 (as amended by that certain First Amendment to Restructuring Support Agreement dated April 20, 2017, the “Restructuring Support Agreement”), and desire to amend the Restructuring Support Agreement as set forth in this Amendment;

WHEREAS, pursuant to Section 9 of the Restructuring Support Agreement, the Parties may modify, amend or supplement the Restructuring Support Agreement with a writing signed by all Parties;

NOW, THEREFORE, in consideration of the mutual covenants and agreements and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree to amend the Restructuring Support Agreement as follows:

1. Amendments to the Restructuring Support Agreement.

1.01. The Restructuring Term Sheet annexed as Exhibit A to the Restructuring Support Agreement is hereby deleted in its entirety and replaced with Exhibit A to this Amendment.

2. Ratification. Except as specifically provided for in this Amendment, no changes, amendments, or other modifications have been made on or prior to the date hereof or are being made to the terms of the Restructuring Support Agreement or the rights and obligations of the parties thereunder, all of which such terms are hereby ratified and confirmed and remain in full force and effect.

3. Effect of Amendment. This Amendment shall be effective on the date on which the Company has received all signature pages of the Parties hereto. Following the effective date of this Amendment, whenever the Restructuring Support Agreement is referred to in any agreements, documents, and instruments, such reference shall be deemed to be to the Restructuring Support Agreement as amended by this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

By:	/s/ Joseph M. Crabb
Name:	Joseph M. Crabb
Title:	Executive Vice President

Nuverra Environmental Solutions, Inc.
Appalachian Water Services, LLC
Badlands Leasing, LLC
Badlands Power Fuels, LLC (DE)
Badlands Power Fuels, LLC (ND)
Heckmann Water Resources Corporation
Heckmann Water Resources (CVR) Inc.
Heckmann Woods Cross, LLC
HEK Water Solutions, LLC
Ideal Oilfield Disposal, LLC
Landtech Enterprises, L.L.C.
NES Water Solutions, LLC
Nuverra Total Solutions, LLC
1960 Well Services, LLC

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.,
As agent and attorney-in-fact for each of the foregoing entities

By:	/s/ Joseph M. Crabb
Name:	Joseph M. Crabb
Title:	Vice President

STRICTLY CONFIDENTIAL

[SUPPORTING NOTEHOLDER]

By:
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Title:

STRICTLY CONFIDENTIAL

[SUPPORTING NOTEHOLDER]

By:
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Title:

STRICTLY CONFIDENTIAL

[SUPPORTING NOTEHOLDER]

By:
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STRICTLY CONFIDENTIAL

[SUPPORTING NOTEHOLDER]

By:
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STRICTLY CONFIDENTIAL

[SUPPORTING NOTEHOLDER]

By:
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Exhibit A

Restructuring Term Sheet

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS OF RESTRUCTURING

This term sheet (the “Restructuring Term Sheet”) outlines certain of the principal economic terms of a proposed restructuring (the “Restructuring Transaction”) of the outstanding indebtedness of, and equity interests in, Nuverra Environmental Solutions, Inc. and its direct and indirect domestic affiliates and subsidiaries. The proposed terms and conditions set forth in this Restructuring Term Sheet are intended as an outline of certain material terms of the Restructuring Transaction. This Restructuring Term Sheet does not include descriptions of all terms, conditions and other provisions that would be contained in definitive documentation related to a financial restructuring and is not intended to limit the scope of discussion or negotiation of any matters not inconsistent with the specific matters set forth herein. The transactions contemplated by this Restructuring Term Sheet will be subject to the terms and conditions to be set forth in definitive documents at a later date. This Restructuring Term Sheet does not constitute an offer of securities or a solicitation of the acceptance or rejection of any restructuring or similar plan. The Restructuring Transaction is intended to be effectuated through a pre-packaged in-court restructuring and chapter 11 plan of reorganization described below.

This Restructuring Term Sheet is strictly confidential and may not be shared with any person.

I. GENERAL

Company; Debtors	Nuverra Environmental Solutions, Inc. (the “Company”) together with the following of its subsidiaries that are parties to the RSA (as defined below): Heckmann Water Resources Corporation, Heckmann Water Resources (CVR) Inc., 1960 Well Services, LLC, HEK Water Solutions, LLC, Badlands Power Fuels, LLC (a North Dakota limited liability company), Landtech Enterprises, L.L.C., Badlands Leasing, LLC, Ideal Oilfield Disposal, LLC, Nuverra Total Solutions, LLC, NEW Water Solutions, LLC, and Heckmann Woods Cross, LLC (each, a “Nuverra Group Debtor” and collectively, the “Nuverra Group Debtors”), Appalachian Water Services, LLC (the “AWS Debtor”), Badlands Power Fuels, LLC (a Delaware limited liability company) (the “Badlands (DE) Debtor” and together with the AWS Debtor and the Nuverra Group Debtors, the “Debtors” and subsequent to emergence from chapter 11 pursuant to the order confirming the Plan, the “Reorganized Debtors”).

ABL Lenders	Lenders (collectively, “ABL Lenders”) under the ABL Facility due March 31, 2017, inclusive of any revolving loans or letters of credit outstanding (as amended, restated or otherwise modified from time to time, the “ABL Facility”). As of April 28, 2017, approximately $24.5 million plus accrued and unpaid interest thereunder was outstanding under the ABL Facility.

Term Lenders	Ascribe Capital LLC (“Ascribe”) and Gates Capital Management, Inc. (“Gates” and together with Ascribe, the “Term Lenders”) as lenders under the last-out first lien term loan due April 15, 2021 (as amended, restated or otherwise modified from time to time, the “Term Loan”). As of April 28, 2017, approximately $80 million plus accrued and unpaid interest thereunder was outstanding under the Term Loan.

2021 Noteholders	Holders (collectively, “2021 Noteholders”) of approximately $356 million in principal amount of 12.50%/10.0% second lien notes (the “2021 Notes”) due April 15, 2021.[1] As of April 28, 2017, Ascribe and Gates hold approximately 83% of the 2021 Notes (including all outstanding capitalized interest paid-in-kind) and shall be referred to herein, collectively, as the “Supporting Noteholders”.

[1]	Interest payable at 12.5% PIK before April 15, 2018 and thereafter until maturity at 10% of which 50% will be PIK and 50% in cash.

2018 Noteholders	Holders (collectively, “2018 Noteholders”) of approximately $40.4 million in principal amount of 9.875% senior unsecured notes (the “2018 Notes”) due April 15, 2018.

Vehicle Financing Obligations	Vehicle financings obligations of the Debtors under agreements for the leasing, purchase or other financing of vehicles used in the Company’s business, as of April 27, 2017, in the aggregate principal amount of approximately $6.7 million (the “Vehicle Financing Obligations”).

Existing Equity Holders	Holders (collectively, “Existing Equity Holders”) of all equity interests and options to purchase equity interests in the Company, including, without limitation, the 150,940,973 shares of common stock in the Company, as of March 31, 2017, and the penny warrants issued in connection the Company’s exchange offer and incurrence of the Term Loan in April 2016 (collectively, the “Existing Equity Interests”).

Restructuring Transaction

Subject to the terms hereof, the Debtors shall file for chapter 11 relief in the District of Delaware (the “Bankruptcy Court”) to restructure their balance sheets through pre-packaged plans of reorganization (collectively, the “Plan”). The Plan, which will comprise the Nuverra Group Plan, the AWS Plan and the Badlands (DE) Plan, will constitute a separate pre-packaged plan of reorganization for each of the Debtors. The Plan may be confirmed and consummated as to each of Debtors separate from, and independent of, confirmation and consummation of the Plan as to any other Debtor. The Debtors’ chapter 11 cases will be consolidated for procedural purposes only and shall not be substantively consolidated under the Bankruptcy Code.

The Plan shall be consistent with the terms of this Restructuring Term Sheet unless otherwise agreed by the Debtors and the Supporting Noteholders and satisfactory in form and substance to the Debtors and the Supporting Noteholders, acting reasonably and in good faith.

Plan Support	The Supporting Noteholders shall enter into a restructuring support agreement (the “RSA”) with the Company wherein they will commit to support the Restructuring Transaction and the Plan.

II. FINANCING

Debtor in Possession Financing	The Debtors shall be provided with debtor-in-possession financing (the “DIP Facilities”) consisting of one or more of the following: (a) a super-priority, secured, debtor-in-possession revolving credit facility (the “DIP Revolving Facility”) provided by the ABL Lenders (in such capacity, the “DIP Revolving Lenders”) and (b) a super-priority, secured, debtor-in-possession term loan facility (the “DIP Term Facility”) provided by one or more of the Term Lenders (in such capacity, the “DIP Term Lenders”, and together with the DIP Revolving Lenders, the “DIP Lenders”). The DIP Facilities, and all borrowings thereunder, shall be subject to a budget updated monthly (with weekly cash reporting) and approved by the DIP Lenders. The terms and conditions of the DIP Facilities shall be acceptable to the Supporting Noteholders and the Debtors, acting reasonably and in good faith.

Plan Funding

The Reorganized Debtors shall be funded on effective date of the Plan (the “Effective Date”) by the proceeds of the Rights Offering (as defined below) and, if necessary, the Exit Facility (as defined below).

The proceeds of the Rights Offering and Exit Facility shall be in an aggregate amount which shall be sufficient to fund required distributions under the Plan, including to pay in full all outstanding amounts under the DIP Facilities (subject to the conversion of the DIP Term Loans to New Common Stock as described below) and the ABL Facility on the Effective Date.

Rights Offering	Pursuant to and in connection with the consummation of the Restructuring Transactions, following confirmation of the Plan, the Company will distribute rights (the “Rights”) to the holders of 2021 Note claims against the Debtors and holders of 2018 Note claims against the Badlands (DE) Debtor that will permit such the holders thereof to acquire, in the aggregate, $150 million of New Common Stock (the “Rights Offering”). The New Common Stock issued in connection with the Rights Offering will be sold at a total enterprise valuation of the Reorganized Debtors on the Effective Date of $350 million (the “Plan Value”). The Rights shall be exercisable prior to the Effective Date.

Exit Financing

To the extent necessary after the Rights Offering, the Reorganized Debtors shall be funded on the Effective Date by a new first lien, senior secured exit facility (the “Exit Facility”), which Exit Facility shall be in form and substance acceptable to the Supporting Noteholders.

The Debtors and the Supporting Noteholders will work in good faith to source and execute on the Exit Facility, which can be in the form of an asset backed revolver, term loan or combination thereof. The Term Loan Lenders shall provide a standby commitment to fund the Exit Facility. Such Term Loan Lenders shall be paid a six percent (6%) fee, payable in cash and or New Common Stock at the election of the Term Loan Lenders, in connection with the Exit Facility Commitment.

III.	TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN

Administrative Expense Claims	Holders of an administrative expense claim shall be paid in full, in cash, on the Effective Date; provided, that, (a) administrative expense claims incurred in the ordinary course will be paid in accordance with their terms and (b) fees and expenses of professionals retained under section 327 or 1103 of the Bankruptcy Code will be paid in accordance with the procedures established by the Bankruptcy Court.

Priority Tax Claims	Holders of priority tax claims shall be paid in full, in cash, on the Effective Date or treated in an alternative manner consistent with the Bankruptcy Code and determined by the Debtors and the Supporting Noteholders, acting reasonably and in good faith.

Other Priority Claims	Holders of other priority claim shall be paid in full, in cash, on the Effective Date or treated in an alternative manner consistent with the Bankruptcy Code and determined by the Debtors and the Supporting Noteholders, acting reasonably and in good faith.

Other Secured Claims	On the Effective Date, to the extent there exist any claims against the Debtors secured by liens other than as set forth in this Restructuring Term Sheet, all such secured claims allowed as of the Effective Date will be satisfied at the option of the Debtors, with the consent of the Supporting Noteholders, by either (a) payment in full in cash, (b) reinstatement pursuant to section 1124 of the Bankruptcy Code, or (c) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.

ABL Facility Claims and DIP Revolving Facility	On the Effective Date, the ABL Lenders shall, in full satisfaction of their ABL Facility claims and DIP Revolving Claims, be paid in full in cash from proceeds of the Exit Facility.

DIP Term Loans and Term Loan Claims

On the Effective Date, in full satisfaction of the claims arising under the DIP Term Loans and Term Loans outstanding as of the Effective Date (collectively, the “Term Loan Claims”), the Term Loan Claims shall be treated as follows:

(A)   (i) $75 million of Term Loan Claims shall convert into New Common Stock at the Plan Value, subject to dilution by the MIP (as defined below), the Rights Offering and as a result of the conversion of the Remainder Term Loan Claim Conversion (as defined below) and (ii) the Term Lenders shall receive an equity conversion fee equal to 5% of $75 million, payable in New Common Stock issued at the Plan Value ((i) and (ii), the “Term Loan Claim Conversion”); and

(B)   The remaining Term Loan Claims, if any, (the “Remainder Term Loan Claims”) shall,

i.       First, to the extent of available proceeds from the Rights Offering in excess of $50 million after repayment of the ABL Facility Claims and payment of costs and expenses of the chapter 11 cases, be paid in cash from the proceeds of the Rights Offering, and

ii.      Second, any remaining balance shall be converted into New Common Stock at the Plan Value (the “Remainder Term Loan Claim Conversion”), subject to dilution by the MIP (as defined below) and the Rights Offering.

2021 Notes Claims	On the Effective Date, the 2021 Noteholders shall receive, in full satisfaction of their 2021 Notes claims, their pro rata share of (a) 99.75% of the New Common Stock (subject to dilution by the MIP), and (b) 50% of the Rights.

2018 Notes Claims	Subject to agreement among the Supporting Noteholders and the Debtors, on the Effective Date, the holders of 2018 Note claims against the Nuverra Group Debtors shall receive from the Nuverra Group Debtors, in full satisfaction of their 2018 Notes claims, their pro rata share of (a) 0.25% of the New Common Stock (subject to dilution by the MIP), and (b) 50% of the Rights. The 2018 Notes shall receive no distribution from the Badlands (DE) Debtor or the AWS Debtor under the Plan.

Vehicle Financing Obligations	The legal, equitable, and contractual rights under the Vehicle Financing Obligations will be unaltered by the Restructuring Transaction or the Plan. On the Effective Date, the Debtors will assume all executory contracts and any related agreements that, give rise to, or are otherwise related to, the claims arising from the Vehicle Financing Obligations.

Trade Claims and Other Unsecured Claims	The aggregate amount of all projected prepetition, non-contingent, undisputed claims against the Debtors, including, without limitation, all trade and unsecured claims, other than claims with respect to amounts owed under the ABL Credit Agreement, the Term Loan Agreement, the 2021 Indenture, the 2018 Indenture, Vehicle Financing Obligations, the Ideal Oilfield APA and the AWS Promissory Note (as such terms are defined below), shall not exceed $11 million. Based on this assumption, such claims shall be unimpaired under the Plan.

Existing Equity Interests	Existing Equity Interests shall receive no distribution under the Plan.

Intercompany Claims	All intercompany claims between Debtor entities will be paid, adjusted, reinstated or discharged as determined by the Debtors with the consent of the Supporting Noteholders.

Intercompany Interests	On the Effective Date, or as soon as practicable thereafter, all intercompany interests held by Debtor entities will be reinstated.

IV.	CORPORATE GOVERNANCE AND MANAGEMENT

Board of Directors	The Board of Directors of the Reorganized Debtors (the “New Board”) shall consist of five (5) members: (A) the chief executive officer, (B) two individuals designated by Ascribe and (C) two individuals designated by Gates. The composition of the New Board shall fully comply with the standards and rules of the SEC and the New York Stock Exchange or another applicable nationally recognized exchange that apply to boards of public companies. The identities and affiliations of the members of the New Board will be disclosed to the Bankruptcy Court as required by the Bankruptcy Code.

Management	Prior to the Petition Date, Mark D. Johnsrud shall enter into a new employment agreement with the Company on terms mutually acceptable to Mark D. Johnsrud and the Supporting Noteholders, which shall be assumed by the Debtors under the Plan. On or after the Effective Date, senior management of the Reorganized Debtors, including a chief financial officer, shall be selected by the Supporting Noteholders and shall enter into management employment agreements on terms that shall be mutually acceptable to such employee and the Supporting Noteholders (the “New Employment Agreements”). The New Employment Agreements shall supersede and replace any existing employment agreements for such employee in effect prior to the Effective Date.

Management Incentive Plan	On or as soon as reasonably practicable after the Effective Date, a management incentive plan (the “MIP”) shall be adopted by the New Board to provide designated members of senior management of the Reorganized Debtors with equity-based incentive grants (including, without limitation, options and restricted stock units) for twelve and one-half percent (12.5%) of the fully-diluted shares the New Common Stock. MIP awards of equity-based incentives not granted on the Effective Date or shortly thereafter will remain in the MIP reserve pool for future grants. The specific identities of recipients, amounts and timing of MIP grants and other terms and conditions of the MIP will be determined by the New Board.

Charter, By-Laws and Organizational Documents	All charters, by-laws, limited liability company agreements and other organizational documents of the Reorganized Debtors shall be amended or amended and restated to comply with any applicable provisions of the Bankruptcy Code and as agreed to by the Debtors and the Supporting Noteholders, acting reasonably and in good faith.

V.	OTHER PLAN TERMS

Exemption from SEC Registration	The issuance and distribution of the New Common Stock and Rights shall be exempt from registration under the Securities Act of 1933 and any other applicable securities laws pursuant to Section 1145 of the Bankruptcy Code.

Registration Rights	On the Effective Date, the Reorganized Debtors, the Supporting Noteholders and significant holders of New Common Stock shall enter into a registration rights agreement (the “Registration Rights Agreement”), which agreement shall be in form and substance acceptable to the Debtors and the Supporting Noteholders, acting reasonably and in good faith. The Registration Rights Agreement shall provide for the Reorganized Debtors, promptly following the Effective Date, to use best efforts to take all necessary actions to enhance the public float of the New Common Stock, including the filing of applicable registration statements and resale shelves as soon as practicable, and to pursue all transactions (strategic or otherwise) to enhance the liquidity of holders of the New Common Stock.

Reporting	Following the Effective Date, the Reorganized Debtors will continue to be a public reporting company under the Securities Exchange Act of 1934 and will use best efforts to have the New Common Stock listed on the New York Stock Exchange or another nationally recognized exchange, as soon as practicable following the Effective Date.

Listing	The Reorganized Debtors shall use their reasonable best efforts to have the New Common Stock listed on the New York Stock Exchange or such other exchange acceptable to the Supporting Noteholders.

Releases and Exculpation

The board of directors of the Company and the senior management in place immediately prior to the Effective Date, the DIP Lenders, the ABL Lenders, the Term Lenders and the 2021 Noteholders will receive releases and exculpation (from each other, from the Debtors, the Reorganized Debtors and from holders of claims against and interests in the Debtors) on customary terms.

D&O coverage and indemnity obligations will continue without any lapses for the board of directors of the Company and the senior management in place immediately prior to the Effective Date, as well as for newly appointed directors and officers.

Tax Structure	To the extent possible, the Restructuring Transaction contemplated by this Restructuring Term Sheet will be structured so as to obtain the most tax-efficient structure, as determined by the Supporting Noteholders, acting reasonably and in good faith, in consultation with the Company, for the Debtors or the Reorganized Debtors and their equity holders post-transaction.

Professional Fees and Expenses	The Plan shall provide that all of the Supporting Noteholders’ professional fees and out-of-pocket expenses incurred in connection with the Restructuring Transaction or any other matter in connection therewith, including, without limitation, those fees and expenses incurred during the Debtors’ chapter 11 cases, shall be paid by the Debtors prior to and as a condition to the occurrence of the Effective Date without need for a fee application or Bankruptcy Court approval.

Executory Contracts and Unexpired Leases

Except with respect to all existing employment agreements that are being replaced, all of which shall be rejected under the Plan, all executory contracts and unexpired leases against any Debtor shall be deemed assumed pursuant to the Plan unless expressly rejected by any of the Nuverra Group Debtors, AWS Debtor or Badlands (DE) Debtor, in each case with the consent of the Supporting Noteholders. All claims for damages arising from the rejection of executory contracts and unexpired leases shall receive no distribution under the Plan.

In addition, the Debtors shall expressly assume the reimbursement agreement by and among the Company and the Supporting Noteholders, which memorializes the Company’s obligation to reimburse the Supporting Noteholders’ professional fees and out-of-pocket expenses.

AWS Promissory Note	Subject to agreement among the Supporting Noteholders and the Debtors acting reasonably and in good faith, the legal, equitable, and contractual rights in respect of (i) that certain AWS Promissory Note pertaining to the acquisition of the remaining interest in Debtor Appalachian Water Services, LLC (the “AWS Promissory Note”) and (ii) documents and agreements related thereto shall not be assumed by the AWS Debtor and holders of such claims shall receive no distribution under the AWS Plan on account of such claims unless expressly assumed by the AWS Debtor. The Holders of claims related to the AWS Promissory Note and documents and agreements related thereto shall also receive no distribution on account of such claims from the Nuverra Group Debtors or the Badlands (DE) Debtor under any Plan.

Ideal Oilfield APA	Subject to agreement among the Supporting Noteholders and the Debtors acting reasonably and in good faith, the legal, equitable, and contractual rights under that (i) certain Purchase and Sale Agreement by and Among Badlands Power Fuels, LLC, Ideal Oilfield Disposal, LLC, TDL Resources LLC, 9 Z’s LLC and Chax Holdings, LLC dated as of May 19, 2013 (the “Ideal Oilfield APA”) and (ii) related documents and agreements shall not be assumed by the Badlands (DE) Debtor and holders of claims relating to the Ideal Oilfield APA and related documents and agreements shall receive no distribution under the Badlands (DE) Plan unless expressly assumed by the Badlands (DE) Debtor. In the case of assumption, claims relating to the Ideal Oilfield APA and related agreements and documents may be satisfied by the Badlands (DE) Debtor with consideration in the form of New Common Stock or cash. Holders of claims relating to the Ideal Oilfield APA and related documents and agreements shall receive no distribution from the Nuverra Group Debtors or the AWS Debtor under the Plan.

Additional Plan Provisions and Documentation	The Plan shall contain other customary provisions for chapter 11 plans of this type. The Plan and all supporting and implementing documentation (including briefs and other pleadings filed in support thereof, all documents filed as part of any plan supplement and the order confirming the Plan) shall be in form and substance acceptable to the Debtors and the Supporting Noteholders, acting reasonably and in good faith.

VI.	OTHER TERMS

Governing Law	New York.

Press Releases	Subject to applicable law or rules of any securities exchange and execution of a satisfactory non-disclosure agreement, advance review of all public statements by the Company or the Debtors related to the Restructuring Transaction (including press releases, Form 8Ks or other statements) shall be provided to the Supporting Noteholders prior to filing, and the Debtors will, in good, faith consider any comments provided by the Supporting Noteholders.

Certain Closing and Other Conditions to the Restructuring Transaction

The Restructuring Transaction and the occurrence of the Effective Date of the Plan shall be subject to usual and customary and necessary conditions for a transaction of this type, as well as other conditions satisfactory to the Debtors and the Supporting Noteholders acting reasonably and in good faith, including, without limitation:

•    The terms, conditions and circumstances of any and all material court or transaction documents relating to the Restructuring Transaction and the Debtors shall be acceptable to the Supporting Noteholders in all respects and will have been reviewed and expressly approved by the Supporting Noteholders.

•    All of the DIP Term Lenders’ and Supporting Noteholders’ professional fees and out-of-pocket expenses incurred in connection with the Restructuring Transaction or any other matter in connection thereto, including, without limitation, those fees and expenses incurred during the Debtors’ chapter 11 cases, shall have been paid by the Debtors as a condition to the Effective Date.

•    Entry into the New Employment Agreements on terms acceptable to the Debtors and the Supporting Noteholders.

•    To the extent that the Restructuring Transaction would trigger a “change of control” payment or similar payment payable to any employee of the Debtors, or a claim of an employee arising from the rejection of an employment agreement, all such employees shall permanently waive such payments and claims.

•    The Restructuring Transaction shall be structured in the most tax efficient manner to effectuate the Plan as determined by the Supporting Noteholders, acting reasonably and in good faith, in consultation with the Debtors, and all accounting treatment and other tax matters shall be resolved to the satisfaction of the Supporting Noteholders in consultation with the Debtors.

•    All requisite governmental or regulatory approvals for the Restructuring Transaction shall have been obtained and no governmental or regulatory authority shall have taken any action that could reasonably be expected to have a material adverse effect on the consummation (including, without limitation, timing) of the Restructuring Transaction.

•    Subject to and as more specifically described in the RSA, there is no material adverse change to the assets, liabilities, businesses or prospects of the Debtors which occurs or is discovered after the date of execution of the RSA.

•    Immediately prior to the Effective Date, the aggregate amount of all projected prepetition, non-contingent, undisputed claims against the Debtors, including, without limitation, all trade and unsecured claims, other than claims with respect to amounts owed under the ABL Credit Agreement, the Term Loan Agreement, the 2021 Indenture, the 2018 Indenture, Vehicle Financing Obligations, the Ideal Oilfield APA, and the AWS Promissory Note Claims, shall not exceed $8.5 million.